Exhibit 10.9

FIRST AMENDMENT TO THE REDWIRE CORPORATION 2021 OMNIBUS
INCENTIVE PLAN

Effective as of September 2, 2021, pursuant to action taken by the Compensation Committee of the Board of Directors of Redwire Corporation, the Redwire Corporation 2021 Omnibus Incentive Plan (the “Plan”) has been amended to add the following sentence to the end of Section 2(r) of the Plan:

“Notwithstanding the foregoing, with respect to any Award granted on the Closing Date (as defined in that certain Merger Agreement dated March 25, 2021 by and among Genesis Park Acquisition Corp., Redwire, LLC, and the other parties thereto), Fair Market Value shall mean the closing price reported on the New York Stock Exchange on the trading day immediately prior to the Closing Date.”